Exhibit 97.1

ZUORA, INC.
EXECUTIVE COMPENSATION RECOVERY POLICY
(Adopted September 20, 2023)
This Executive Compensation Recovery Policy (“Policy”) sets forth the circumstances under which Zuora, Inc. (“Zuora”) shall recover certain incentive-based compensation from specified executives of Zuora, as required under applicable U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules, including Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Policy shall apply to Incentive-Based Compensation Received by Covered Persons on or after October 2, 2023 (the “Effective Date”). Unless otherwise indicated, capitalized terms in this Policy shall have the meanings set forth in this Policy, including Section 14 below.
Each Executive Officer shall be required to sign and return to Zuora the Acknowledgement Form, attached hereto as Exhibit A, pursuant to which such Executive Officer shall agree to comply with this Policy.
1.Administration
This Policy shall be administered by the Compensation Committee (“Compensation Committee”) of Zuora’s Board of Directors (the “Board”). The Compensation Committee is authorized to interpret and construe this Policy, make all determinations necessary, appropriate, or advisable for the administration of this Policy and retain, at Zuora’s expense, outside legal counsel and such compensation, tax or other consultants as it may determine are advisable for purposes of administering this Policy.
2.Covered Persons and Applicable Compensation
This Policy applies to any Incentive-Based Compensation Received by a person (a) after beginning service as a Covered Person; (b) who served as a Covered Person at any time during the performance period for that Incentive-Based Compensation; and (c) was a Covered Person during the Clawback Period.
However, recovery is not required with respect to:
i.Incentive-Based Compensation Received prior to an individual becoming a Covered Person, even if the individual served as a Covered Person during the Clawback Period.
ii.Incentive-Based Compensation Received prior to October 2, 2023.

iii.Incentive-Based Compensation Received prior to the Clawback Period.

iv.Incentive-Based Compensation Received while Zuora did not have a class of listed securities on a national securities exchange or a national securities association, including the Exchange.

The Compensation Committee will not consider the Covered Person’s responsibility or fault or lack thereof in enforcing this Policy with respect to recoupment under the applicable U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules.
3.Triggering Event
Subject to and in accordance with the provisions of this Policy, if there is a Triggering Event, the Compensation Committee shall require a Covered Person to reimburse or forfeit to Zuora the Recoupment Amount applicable to such Covered Person. Zuora’s obligation to recover the Recoupment Amount is not dependent on if or when the restated financial statements are filed.
4.Calculation of Recoupment Amount
The Recoupment Amount will be calculated in accordance with the applicable SEC and NYSE rules, as provided in the Calculation Guidelines attached hereto as Exhibit B.
5.Method of Recoupment
Subject to compliance with SEC rules and applicable law, the Compensation Committee will determine, in its sole discretion, the method for recouping the Recoupment Amount hereunder which may include, without limitation:
i.Requiring reimbursement or forfeiture of the pre-tax amount cash Incentive-Based Compensation previously paid;
ii.Offsetting the Recoupment Amount from any compensation otherwise owed to the Covered Person by Zuora, including without limitation, any prior cash incentive payments, executive retirement benefits, wages, equity grants or other amounts payable by Zuora to Covered Person in the future;

iii.Seeking recovery of any gain realized on the vesting, exercise, settlement, cash sale, transfer, or other disposition of any equity-based awards; and/or
iv.Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.
6.Arbitration
To the fullest extent permitted by law, any disputes under this Policy shall be submitted to mandatory and exclusive binding arbitration, governed by the Federal Arbitration Act (“FAA”) and conducted through the American Arbitration Association (“AAA”) in the State of California, San Mateo County, before a single neutral arbitrator; provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this Arbitration provision. Further, to the fullest extent permitted by law, no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in Covered Person’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

SUBJECT TO THE ABOVE PROVISO, ANY RIGHTS THAT COVERED PERSON MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS ARE WAIVED. ANY RIGHTS THAT COVERED PERSON MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN COVERED PERSON AND ZUORA ARE WAIVED.
The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable. Notwithstanding the foregoing, Covered Person is not restricted from filing administrative claims that may be brought before any government agency where, as a matter of law, Covered Person’s ability to file such claims may not be restricted.
7.Recovery Process; Impracticability
Zuora must recover the Recoupment Amount unless the Compensation Committee, which will act reasonably promptly to recover the Recoupment Amount, has previously determined that recovery is impracticable and one of the following conditions is met:
i.The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, Zuora must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the New York Stock Exchange (“NYSE”);
ii.Whether recovery would violate home country law where that law was adopted prior to November 28, 2022; before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, Zuora must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or
iii.Whether recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Zuora’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.Non-Exclusivity
The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. Without limitation to any broader or alternate clawback authorized in any written document with a Covered Person, (i) the Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy, and (ii) this Policy will nonetheless apply to Incentive-Based Compensation as required by applicable SEC and NYSE rules, whether or not specifically referenced in those arrangements. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Zuora pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies or regulations available or applicable to Zuora (including Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”)). If recovery is required under both SOX 304 and this Policy, any amounts recovered pursuant to SOX 304 may be credited toward the amount recovered under this Policy, or vice versa.
9.No Advancement and/or Indemnification
Zuorashall not advance and/or indemnify any Covered Persons against the loss of erroneously awarded Incentive-Based Compensation or any adverse tax consequences associated with any incorrectly awarded Incentive-Based Compensation or any recoupment hereunder. For the avoidance of doubt, this prohibition on advancement and/or indemnification will also prohibit Zuorafrom reimbursing or paying any premium or payment of any third-party insurance policy to fund potential recovery obligations obtained by the Covered Person directly. No Covered Person will seek or retain any such prohibited advancement, indemnification or reimbursement.
10.Covered Person Acknowledgement and Agreement
All Covered Persons subject to this Policy must acknowledge their understanding of, and agreement to comply with, the Policy by executing the Acknowledgement Form attached hereto as Exhibit A.
11.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives and shall inure to the benefit of any successor to Zuora.
12.Interpretation of Policy
To the extent there is any ambiguity between this Policy and applicable SEC and NYSE rules, this Policy shall be interpreted so that it complies with the applicable SEC and NYSE rules, as may be amended from time to time. If any provision of this Policy, or the application of such provision to any Covered Person or circumstance, shall be held invalid, the remainder of this Policy, or the application of such provision to Covered Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
In the event any provision of this Policy (including the exhibits to this Policy) is inconsistent with any requirement of any applicable SEC or NYSE rules, the Compensation Committee, in its sole discretion, shall amend and administer this Policy and bring it into compliance with such rules.
Any determination under this Policy by the Compensation Committee shall be conclusive and binding on the applicable Covered Person. Determinations of the Compensation Committee need not be uniform with respect to Covered Persons or from one payment or grant to another.

13.Amendments; Termination
The Compensation Committee may make any amendments to this Policy as required under applicable law, rules and regulations, or as otherwise determined by it in its sole discretion.
The Compensation Committee may terminate this Policy at any time.
14.Definitions
Unless otherwise defined above, capitalized terms in this Policy shall have the meanings set forth below:
“Clawback Measurement Date” is the earlier to occur of:
i.The date that the Board, a committee of the Board, or the officer(s) of Zuora authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Zuora is required to prepare an accounting restatement as described in this Policy; or
ii.The date a court, regulator, or other legally authorized body directs Zuora to prepare an accounting restatement as described in this Policy.
“Clawback Period” means the three (3) completed fiscal years immediately prior to the Clawback Measurement Date and any transition period between the last day of Zuora’s previous fiscal year end and the first day of its new fiscal year (that results from a change in Zuora’s fiscal year) within or immediately following such three (3)-year period; provided that any transition period between the last day of Zuora’s previous fiscal year end and the first day of its new fiscal year that comprises a period of 9 to 12 months will be deemed a completed fiscal year.
“Covered Person” means any Executive Officer (as defined in the applicable SEC and NYSE rules), including, but not limited to, those persons who are or have been determined to be “officers” of Zuora within the meaning of Section 16 of Rule 16a-1(f) of the rules promulgated under the Exchange Act, and “executive officers” of Zuora within the meaning of Item 401(b) of Regulation S-K, Rule 3b-7 promulgated under the Exchange Act, and Rule 405 promulgated under the Securities Act of 1933, as amended; provided that the Compensation Committee may identify additional employees who shall be treated as Covered Persons for the purposes of this Policy with prospective effect, in accordance with applicable SEC and NYSE rules.
“Financial Reporting Measure” are measures that are determined and presented in accordance with the accounting principles used in preparing Zuora’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total stockholder return (“TSR”) are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” means compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure. Examples of “Incentive-Based Compensation” include, but are not limited to: non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units (RSUs), performance-based equity (such as PSUs), stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure goal. “Incentive-Based Compensation” excludes, for example, time-based awards such as stock options or restricted stock units that are granted or vest solely upon completion of a service period; awards based on non-financial strategic or operating metrics such as the consummation of a merger or achievement of non-financial business goals; service-based retention bonuses; discretionary compensation; and salary.
Incentive-Based Compensation is deemed “Received” in Zuora’s fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, irrespective of whether the payment or grant occurs on a later date or if there are additional vesting or payment requirements, such as time-based vesting or certification or approval by the Compensation Committee or Board, that have not yet been satisfied.
“Recoupment Amount” means the amount of Incentive-Based Compensation received by the Covered Person based on the financial statements prior to the restatement that exceeds the amount such Covered Person would have received had the Incentive-Based Compensation been determined based on the financial restatement, computed without regard to any taxes paid (i.e., gross of taxes withheld).
“Triggering Event” means any event in which Zuora is required to prepare an accounting restatement due to the material noncompliance of Zuora with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

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EXHIBIT A
EXECUTIVE COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT FORM

By signing below, I hereby acknowledge and confirm the following:
1.I have received and reviewed Zuora’s Executive Compensation Recovery Policy (the “Policy”). I understand that Zuora’s Chief Legal Officer or his or her designee is available to answer any questions I have regarding the Policy.
2.I understand that the Policy applies to all of my existing and future compensation-related agreements with Zuora, whether or not explicitly stated in the Policy.
3.I agree to comply with the terms of the Policy, including by returning the Recoupment Amount (as defined in the Policy) to Zuora to the extent required by, and in a manner permitted by, the Policy.
4.I agree that notwithstanding Zuora’s certificate of incorporation, bylaws, and any agreement I have with Zuora, including any indemnity agreement I have with Zuora, I will not be entitled to, and will not seek advancement and/or indemnification from Zuora for, any amounts recovered or recoverable by Zuora in accordance with the Policy.
5.In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid to or by me, the terms of the Policy shall govern.

Signature:

Name:

Date:

EXHIBIT B
EXECUTIVE COMPENSATION RECOVERY POLICY CALCULATION GUIDELINES

For purposes of calculating the Recoupment Amount:
i.For cash awards, the erroneously awarded compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated Financial Reporting Measure.
ii.For cash awards paid from bonus pools, the erroneously awarded compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.
iii.For equity awards, if the shares, options, RSUs, PSUs, or stock appreciation rights (“SARs”) are still held at the time of recovery, the erroneously awarded compensation is the number of such securities received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value of that excess number). If the options or SARs have been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have been sold, Zuora may recoup proceeds received from the sale of shares.
iv.For Incentive-Based Compensation based on stock price or total stockholder return (“TSR”), where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received.

Unless otherwise indicated, capitalized terms in this Exhibit B to the Executive Compensation Recovery Policy (the “Policy”) shall have the meanings set forth in the Policy.